UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2014

LOTON, CORP

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167219	98-0657263
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

620 North Beverly Drive Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Pursuant to that certain Variation Agreement dated April 24, 2014, among Loton, Corp (the “Company”) Oliver Bengough, KoKo (Camden) Limited, Robert Ellin, Trinad Capital Master Fund Limited, Ltd., OBAR Camden Holdings Limited (“OCHL”), OBAR Camden Limited (“OCL”), and JJAT Corp. (“JJAT”), the terms of which are disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2014, as amended (the “Super 8-K”), Mr. Bengough agreed, subject to Mr. Bengough’s receipt of satisfactory tax clearances under the tax laws of the United Kingdom and entry into mutually acceptable documentation, to transfer all shares of OCHL held by him to Koko (Camden) Limited (“KoKo UK”) with the result that OCHL would become an indirect, wholly-owned subsidiary of the Company (the “Share Exchange”).

On September 29, 2014, the Company disclosed on a Current Report on Form 8-K that the parties to the Variation Agreement were unable to reach an agreement on mutually acceptable documentation to effect the Share Exchange.

On October 30, 2014, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with Mr. Bengough, Mr. Ellin, and JJAT whereby the parties agreed to forbear pursuit of any claims relating to the Share Exchange, the Variation Agreement, the related Shareholders Agreement amongst the parties dated February 12, 2014 (the “Shareholders Agreement”), and the promissory notes (the “Notes”) and other documents entered into pursuant to the Shareholder’s Agreement during the term of the Forbearance Agreement, which is terminable by any party upon fifteen days prior written notice following a 90-day period from October 30, 2014.

Pursuant to the terms of the Forbearance Agreement, OCL made a payment to JJAT in the amount of $500,000 to be applied to the principal under the OBAR Expense Note (as such term is defined in the Variation Agreement) and an amount of $250,000 was concurrently credited to the principal under the OB Expense Note (as such term is defined in the Variation Agreement). Following entry into the Forbearance Agreement, a total of $876,124 of principal remained outstanding under the OBAR Expense Note and a total of $438,062 of principal remained outstanding under the OB Expense Note. Interest continued to accrue under both notes. No other terms of any of the Notes were amended and the parties to the Forbearance Agreement reaffirmed their obligations under the Notes, except that the parties to the OB Purchase Note (as such term is defined in the Variation Agreement) agreed that the balance of the OB Purchase Note as already outstanding as principal under other of the Notes and that the OB Purchase Note was fully discharged.

The parties also agreed under the terms of the Forbearance Agreement to pursue sale negotiations of the Company’s interest in OCHL and OCL including by retaining an investment banking firm in the first quarter of 2015, if the sale process is not completed by December 31, 2014.

JJAT is owned and controlled by Mr. Ellin, and Mr. Ellin is the majority shareholder of and is a board member and executive officer of the Company.

The description of terms and conditions of the Forbearance Agreement set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

To date, the parties to the Variation Agreement have been unable to reach an agreement on mutually acceptable documentation to effect the Share Exchange. The Company and Mr. Bengough are presently continuing to co-operate OCHL and OCL with Mr. Bengough leading OCL’s day-to-day business.

The Company’s management has determined that it is in the best interests of the Company to pursue strategic alternatives relating to OCHL and OCL, including the sale of the Company’s ownership interest in OCHL and OCL, and the Company is currently conducting negotiations with a prospective party to sell its interest in OCHL and OCL. If the Company cannot complete the sale of OCHL and OCL by December 31, 2014, the Company will engage an independent investment banking firm to assist with the sale in the first quarter of 2015.

The Company continues to seek expansion through other means such as acquisition of other live concert or event or media companies and licensing opportunities in the concert venue and media operations industries. The Variation Agreement and the Shareholders’ Agreement, the terms of which are disclosed in the Super 8-K, remain in full force and effect. Pursuant to the terms of the Shareholders’ Agreement and the Variation Agreement, each of Mr. Ellin and Mr. Bengough constitute the Board of Directors of OCHL and each of Mr. Bengough and Mr. Ellin are restricted from taking actions on behalf of OCHL without the written consent of the other individual.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

10.1	Forbearance Agreement, dated as of October 30, 2014, between the Company, Olly Bengough, Robert Ellin, and JJAT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOTON, CORP.

Dated: November 5, 2014	By:	/s/ Robert S. Ellin
Robert S. Ellin
Executive Chairman and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement, dated as of October 30, 2014, between the Company, Olly Bengough, Robert Ellin, and JJAT.